July 27, 1998


Mr. John H. Walker
17908 N. Saddlehill
Colbert, WA 99005

Dear John:

I am pleased to inform you that you have been selected for coverage under the Enhanced Severance Protection and Change of Control Benefits Program ("Plan") for selected corporate officers.

As you know, Kaiser Aluminum is pursuing a strategy that could lead to various forms of corporate restructuring. In that connection, the Plan was developed and is being made available to selected key officers. The purposes of the Plan include all of the following:

     o Retention of top-performers and those with critical skills both pre and post restructuring;

     o Provision of appropriate protection to business unit management in the event of job loss and/or a change of control,1 and

     o Maintenance of focus by management on key goals and maintenance of overall energy level through a potentially distracting period.

This letter sets forth the basic provisions of the Plan which, subject to the limits explained below, is being offered to you in conjunction with other benefits that otherwise may be payable to you under the Kaiser Aluminum Termination Payment and Benefits Plan Continuation Policy ("Policy"). For example, if you become eligible for 6 months under the enhanced severance part of the Plan and you already have earned 3 months severance under the Policy, you would receive 3 months severance from the Policy and 3 months severance from the Plan.

The Plan will be in effect through the end of the 2000 calendar year, unless earlier amended or terminated by the Compensation Committees or Boards of Directors of Kaiser Aluminum Corporation and Kaiser Aluminum & Chemical Corporation. No amendment or termination of the Plan will adversely affect your right to receive benefits provided under the Plan without your written consent. After the year 2000, management will determine the need for any other protection or enhanced severance programs.

------------
1    See page 3 for definition of "change of control".
------------

Enhanced Severance Protection
-----------------------------
Under the enhanced severance protection features of the Plan, you will qualify for such severance benefits if you are terminated for any reason except for the following exclusions:

     1. You voluntarily resign or retire.

     2. You are discharged for serious cause or other reason prejudicial to Kaiser Aluminum.

     3. You are eligible for sick leave, LTD or KRP full early disability benefits. Or, you were eligible for sick leave or LTD benefits and (i) you did not report back to work immediately after your eligibility for such benefits ceased, or (ii) you were not medically released to work at the time such benefits ceased.

     4. You refuse to accept another suitable position with Kaiser Aluminum. Suitability is determined in accordance with guidelines established from time to time by the personnel policy committee.

     5. You terminate employment on account of death.

In the event that your employment terminates and you qualify for enhanced severance protection under the Plan, such benefits will be as follows:

     o  12 months base salary,

     o Prorated incentive awards (prorated incentive target for all short and long term incentive programs in progress at termination).

     o Continuation of your coverage under medical, dental, life and AD&D coverage by Kaiser Aluminum2 as if your employment had continued uninterrupted for up to 12 months. You must continue to pay your monthly medical and life insurance contributions (if any) for this coverage to remain in effect.

     o Continued use of your company car for the number of the severance months. However, Kaiser Aluminum reserves the right to offer you a reasonable cash buyout for any time remaining, should the company decide to eliminate the leased car program.

Change of Control
-----------------
In the event that your employment terminates or constructively terminates (described below), due to a change of control or significant restructuring, during a period which commences ninety
(90) days prior to a change of control or significant restructuring and ends on the first anniversary of

------------
2    As you will not actually be an active employee, your
coverage under the cafeteria plan, spending accounts for medical and dependent care expense reimbursement and the LTD Plan will cease. Your eligibility for COBRA coverage will commence after the medical continuation benefits cease, and the medical continuation period is subtracted from your COBRA eligibility period.
------------

such change of control or significant restructuring, in lieu of the enhanced severance protection benefits described above, you will qualify for change of control benefits.

Change of control or significant restructuring is defined as: The transfer of all or part of the assets of, or the merger, consolidation or reorganization of, Kaiser Aluminum to or with another organization or the transfer of all or part of the stock of Kaiser Aluminum to another organization.

These benefits are payable as described below, if you are terminated or constructively terminated due to a change of control or significant restructuring, except for the following exclusions:

     1. The purchaser or new controlling entity or Kaiser
        Aluminum offers you suitable employment in substantially the same capacity and at your current level of compensation. This exception will apply regardless of whether you accept or reject the suitable position.

     2. You voluntarily resign or retire.

     3. You are discharged for serious cause or other reason prejudicial to Kaiser Aluminum.

     4. You are eligible, within the 90 days prior to a change of control, for sick leave, LTD or KRP full early disability benefits. Or, you were eligible for sick leave or LTD benefits and (i) you did not report back to work immediately after your eligibility for such benefits ceased, or (ii) you were not medically released to work at the time such benefits ceased.

     5. You terminate employment on account of death.

The change of control benefits under the Plan will be as follows:

     o  24 months base salary,

     o Prorated incentive awards (prorated incentive target for all short and long term incentive programs in progress at termination).

     o Continuation of your coverage under medical, dental, life and AD&D coverage by Kaiser Aluminum3 as if your employment had continued uninterrupted for up to 24 months. You must continue to pay your monthly medical and life insurance contributions (if any) for this coverage to remain in effect.

------------
3    As you will not actually be an active employee, your
coverage under the cafeteria plan, spending accounts for medical and dependent care expense reimbursement and the LTD Plan will cease. Your eligibility for COBRA coverage will commence after the medical continuation benefits cease, and the medical continuation period is subtracted from your COBRA eligibility period.
------------

     o Continued use of your company car for the number of the severance months. However, Kaiser Aluminum reserves the right to offer you a reasonable cash buyout for any time remaining, should the company decide to eliminate the leased car program.

For purposes of the Plan, you will be deemed to be constructively terminated if:

     o You are demoted, suffer a substantial reduction of position responsibilities or a substantial change in reporting responsibilities or reporting level;

     o You are relocated more than fifty (50) miles from your present office location, except for a promotion and / or mutually agreed transfer; or

     o You suffer a reduction of your base salary and / or total incentive opportunity.

Payments of base salary and prorated incentive awards under the Plan shall be made (net of withholding for federal, state and local taxes) in a single sum in cash within thirty (30) days following your termination or constructive termination of employment. You will be responsible for timely payment of any additional taxes that may be due on the benefits received under the Plan. Should you feel that you have reason to contest any settlement under the Plan, you may do so by following the same procedures as apply to the Company's other severance pay plans, as such claims procedures are incorporated in the Plan by this reference.

Kaiser Aluminum shall have the sole discretion to determine which employees shall participate in the Plan and their level of participation. Kaiser Aluminum also has the authority to construe, interpret and implement the Plan (including the right to make factual determinations) and to make rules and otherwise administer the Plan, and its determination on any matter relating to the Plan shall be conclusive and binding on all interested persons. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Texas.

As part of your enhanced severance and benefit eligibility under the Plan for the one year period following the termination of your employment, you shall not, without prior written consent of Kaiser Aluminum, directly or indirectly engage in the business of developing products competitive with Kaiser Aluminum within the United States of America or any other geographical area served by Kaiser Aluminum. Nor will you engage, within this geographical area, in the design, development, distribution, manufacture, assembly or sale of a product or service in competition with any product or service currently marketed or planned by Kaiser Aluminum to the extent such activity would reveal the plans, designs or specifications disclosed to you by Kaiser Aluminum. This paragraph does not restrict your ownership of securities in any enterprise or participation in the management of any non-Kaiser competitive aspect of any enterprise. By signing this letter in the space provided, you acknowledge that these prohibitions are both reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect Kaiser Aluminum's good will, proprietary information and business interests. Additionally, your signature below acknowledges your continued commitment to abide by the terms of paragraphs 2, 3, 4, 5, 6 and 7 of your Employment Agreement as well as the Corporate Code of Business conduct and Accompanying Compliance Manuals. If you have any questions concerning your obligations under either of these documents, please let me know.

Participation in the Plan will not give rise to any right to continued employment, shall not in any way prohibit changes in the terms of your employment and shall not in any way limit the right of Kaiser Aluminum to terminate your employment at any time for any reason with or without stating a reason.

Kaiser Aluminum may assign its rights and obligations hereunder. In such event, such rights and obligations shall inure to the benefit of and shall be binding upon the successors and assigns of Kaiser Aluminum. Your rights and obligations hereunder are personal, and such rights and obligations shall not be subject to voluntary or involuntary assignment or other transfer by you and any attempted alienation, assignment or other transfer of your rights or obligations hereunder shall be void and without effect.

I congratulate you on your selection to participate in the Plan.
It indicates your importance to the performance of Kaiser
Aluminum. I would also like to thank you for your dedicated service and contribution to the past success of Kaiser Aluminum, and look forward to your continued contribution.

If you have any questions regarding the Plan, please feel free to discuss them with me, or call Bill Edgley, Director, Corporate Human Resources. If the foregoing is acceptable, please indicate your acceptance by signing the duplicate copy of this letter and returning the signed copy to the attention of Bill Edgley at Kaiser Aluminum, 6177 Sunol Blvd., Pleasanton, CA 94566.

Sincerely,

/s/Ray Milchovich

Ray Milchovich
President and Chief Operating Officer



AGREED TO AND ACCEPTED BY:

/s/ John H. Walker
-----------------------------------

Printed Name:John H. Walker
             ----------------------
Title: President, FRP
      -----------------------------
Dated: 9/30/98
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